Exhibit 2.4

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is dated as of December 31, 2012, by and among 2C4K, L.P., a Texas limited partnership (“2C4K”), ARTC ACQUISITIONS, INC., a Delaware corporation (“ARTC”, and together with 2C4K, each a “Seller” and collectively, “Sellers”), ACADIA VISTA, LLC, a Delaware limited liability company (“Buyer” and, with Seller, each a “Party” and collectively, the “Parties”), and ACADIA HEALTHCARE COMPANY, INC., a Delaware corporation (“Acadia”).

RECITALS:

A. The Parties entered into that certain Membership Interest Purchase Agreement dated as of November 23, 2012 (the “MIPA”), and Acadia joined the MIPA and thereby made itself jointly and severally liable with Buyer for the payment and performance of all of the obligations of Buyer arising under the MIPA.

B. The Parties wish to amend the MIPA in certain respects as hereinafter set forth, and Acadia is wishes to consent to such amendments.

In consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed among the Parties as follows.

1. Definitions. For all purposes of this Amendment, all capitalized terms not otherwise defined herein shall have the meanings given to them in the MIPA.

2. Insurance. Section 8.5 of the MIPA shall be deleted in its entirety and replaced by the following:

8.5 Insurance Matters.

(a) Not less than one Business Day before the Closing Date, Buyer shall have provided evidence reasonably satisfactory to Sellers that Buyer or one of its Affiliates has purchased on behalf of the Group Companies one or more prior acts endorsements to the general and professional liability insurance policy or policies that cover Acadia and its Affiliates, which endorsement shall provide insurance coverage to the Group Companies for all events that occurred with respect to the Group Companies in the period prior to the Effective Time, regardless of whether such events or occurrences are known or unknown to the Sellers or the Group Companies as of the Closing Date (the “Nose Coverage”). Buyer, and any of its Affiliates reasonably determined by Buyer, may be listed as additional insureds with respect to the Nose Coverage. The Nose Coverage will also contain an endorsement on terms reasonably acceptable to Sellers requiring the insurer(s) providing such Nose Coverage to obtain Seller’s consent to termination or amendment of the Nose Coverage on or before December 31, 2016 (the “Modification Endorsement”). Buyer shall provide evidence of the Modification Endorsement reasonably satisfactory to Sellers as soon as practicable, but not more than than (10) days, after the Closing.

(b) Buyer has provided Sellers with a correct and complete copy of the general and professional liability insurance policy or policies that cover Acadia and its Affiliates. Buyer shall not cause or permit termination or amendment of the Nose Coverage or any coverage provided thereunder. Given that the policies will be owned by the Group Companies’ being acquired by the Buyer in accordance with the terms of this Agreement, Buyer and its Affiliates will take responsibility for the administration of all claims that arise following the Closing Date, regardless of whether such claims relate to events that occurred prior to the Effective Time (in which case the claims will be covered by the Nose Coverage). Sellers shall pay $327,000 to Buyer out of the Purchase Price delivered on the Closing Date to go toward Buyer’s payment of the premium for the Nose Coverage.

(c) Buyer shall not, and shall not permit AmiCare to, amend, repeal or modify any provision in AmiCare’ s certificate of formation or limited liability company agreement relating to the exculpation or indemnification of former officers and managers of AmiCare as in effect immediately prior to the Closing, it being the intent of the parties that the officers and managers of AmiCare prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. Sellers shall cause AmiCare to purchase a “tail” policy providing directors’ and officers’ liability insurance coverage with respect to matters occurring prior to the Effective Time for the benefit of those Persons who are covered by the Group Companies’ directors’ and officers’ liability insurance policies as of the Closing (the “D&O Tail Policy”). Buyer shall not, and shall not permit AmiCare to, amend, repeal or modify the D&O Tail Policy for a period of six years following the Closing Date. The officers and managers of AmiCare are intended to be third party beneficiaries of this Section 8.5(c). This Section 8.5(c) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and AmiCare.

3. Determination of Indemnification Amounts. The first sentence of Section 11.6(a) of the MIPA shall be deleted in its entirety and replaced by the following:

(a) The amount of any and all Losses under this Article XI shall be determined net of (i) any Tax benefits realized by any Indemnified Party arising from the deductibility of any such Losses, (ii) any amounts actually received by the Indemnified Party under insurance policies, indemnities, warranties or other reimbursement arrangements with respect to such Losses and (iii) with respect to any event or occurrence for which insurance is available under the Nose Coverage, the difference, if any, between the deductible applicable to the insurance for such event or occurrence under the Nose Coverage and $10,000.

4. Representation of Sellers. There is hereby added to the MIPA a new Section 13.15 which shall read in its entirety as follows:

Section 13.15. Representation of Sellers. Each of the Parties and Acadia hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Baker, Donelson, Bearman, Caldwell &

Berkowitz, P.C. may serve as counsel to each of the Sellers and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and any of the Group Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (or any successor) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any of the Group Companies, and each of the Parties and Acadia hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties and Acadia further agrees to permit (and shall take reasonable steps requested by any Party at such requesting Party’s expense so that) any privilege attaching as a result of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.’s services as counsel to any of the Group Companies in connection with the transaction contemplated by this Agreement to survive the Closing and to remain in effect; provided that such attorney-client privilege from and after the Closing will be controlled by the Sellers. In addition, if the transactions contemplated by this Agreement are consummated, all of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.’s records, and any records of communications between Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. and Sellers held by any of the Group Companies, related to such transaction will become property of (and be controlled by) the Sellers, and neither Buyer, Acadia or any of its Affiliates nor any of the Group Companies shall retain any copies of such records or have any access to them.

5. Additional Agreements. Schedule 7.7 of the MIPA is hereby amended and restated as attached to this Amendment.

6. No Other Amendments; References to MIPA. Except as set forth in this Amendment, the MIPA, as so amended, remains in full force and effect and is hereby ratified and confirmed by the Parties. Any reference to the MIPA shall be deemed to mean the MIPA as amended hereby.

7. Counterparts; Facsimiles. This Amendment may be signed in one or more counterparts, all of which taken together shall constitute a single document. Delivery of an executed counterpart of this Amendment by facsimile or other electronic format shall be binding upon the Party so delivering.

8. Interpretation. When a reference is made in this Amendment to a Section, such reference shall be to a Section of the MIPA unless otherwise indicated. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

9. Severability. If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to the MIPA or any other persons or circumstances.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

2C4K, L.P.

By:	NBE Management, LLC, General Partner

By:	/s/ Susan E. Naples
	Name:	Susan E. Naples
	Title:	Manager

ARTC ACQUISITIONS, INC.

By:	/s/ Susan E. Naples
	Name:	Susan E. Naples
	Title:	President

ACADIA VISTA, LLC

By:	/s/ Christopher L. Howard
	Name:	Christopher L. Howard
	Title:	Vice President and Secretary

JOINDER

To facilitate the consummation of the transactions contemplated within this Agreement and in consideration of the benefits inuring hereunder to its indirect wholly-owned Subsidiary, the undersigned, Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”) hereby joins this Agreement for the sole purpose of being responsible, on a joint and several basis with Buyer, for the payment and performance of all of the obligations of Buyer arising under this Agreement. Acadia hereby also agrees not to transfer or assign its obligations under this Agreement.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Christopher L. Howard
	Name:	Christopher L. Howard
	Title:	Executive Vice President, General Counsel and Secretary

*	Schedule 7.7 referenced above is omitted in accordance with Item 601(b)(2) of Regulation S-K. Acadia agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.